CODE OF ETHICS AND
INSIDER TRADING POLICY AND PROCEDURES

For
Calvert Asset Management Company, Inc.
Calvert Distributors, Inc.
Calvert Group of Funds

TABLE OF CONTENTS
I.	Definitions	1
II.	Notices	4
III.	Fiduciary Duty and Confidentiality	4
IV.	Prohibited Activities	5
V.	Pre-Clearance Requirements	6
	A. Allowable Activities	7
	1. Private Placements	7
	2. Investment Clubs	7
	B. Exempted Transaction	7
	C. Exception from Pre-Clearance Requirements	7
VI.	Reporting Requirements	8
	A. Initial/Annual Holdings Report	8
	B. Quarterly Transaction Reports	9
	C. Exceptions from Reporting Requirements	10
	D. Excepted/Non-Reportable Securities	10
	E. Annual Certification of Compliance	10
VII.	Access Person Use of Personal Trading Assistant (PTA) System	11
VIII.	Directorships	11
	A. General Rule	11
	B. Application to Serve on a Board	12
	C. Subsequent Investment Management Activities	12
IX.	Political and Charitable Contributions	12
X.	Gifts, Entertainment and Favors	13
XI.	Review and Enforcement	13
	A. Review	13
	B. Violations	13
	C. Enforcement	14
XII.	Recordkeeping	15
	A. Record Retention	15
	B. Confidentiality of Records and Reports	15
XIII.	Insider Trading Policy and Procedures	15
	A. Scope of Policy Statement	15
	B. Policy Statement on Insider Trading	16
	C. Penalties for Insider Trading	18
	D. Identifying Insider Information	18
	E. Contacts with Public Companies	19
	F. Tender Offers	19
XIV.	Education	20

Introduction

In general, Rule 17j-1 under the Investment Company Act of 1940, as amended ("1940 Act"), makes it unlawful, in connection with the purchase or sale by an officer, director or employee of an investment company or of an investment adviser or principal underwriter to an investment company, or by an investment adviser or principal underwriter to an investment company of securities held or to be acquired by the investment company, for any such person to engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the investment company or to engage in a manipulative practice with respect to the investment company.

Rule 17j-1 requires an investment company, its investment adviser and its principal underwriter each to adopt a written code of ethics, which must be approved by the company's board of directors, including a majority of the independent directors, that contains provisions reasonably necessary to prevent Access Persons (as defined below) from engaging in acts that violate the above standard. In addition, Rule 204A-1 under the Investment Advisers Act of 1940, as amended, requires a registered investment adviser to adopt a Code of Ethics covering, among other things, the personal trading activities of the adviser's officers, directors, and employees/associates.

This Code of Ethics and Insider Trading Policies and Procedures is designed to prevent inappropriate trading practices, to maintain ethical standards for all Calvert Associates when dealing with the public, and to ensure compliance with Rule 17j-1 of the Investment Company Act of 1940, Rule 204A-1 of the Investment Advisers Act of 1940, and the Insider Trading and Securities Fraud Enforcement Act of 1988. Active leadership and integrity of management dictates these principles be diligently implemented and monitored.

  Definitions
    "Access Person" means any director, officer, general partner, or Advisory Person of a Fund or of a Fund's investment adviser. For purposes of this Code, a director, officer, general partner or Advisory Person is deemed an Access Person as to the particular Fund for which he or she serves in that capacity. "Access Person" means also any director, officer or general partner of a principal underwriter of a Fund who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Securities. In addition, the General Counsel or Chief Compliance Officer-Adviser ("Calvert Asset Management Company, Inc.") may designate any person, including an independent contractor or consultant, as an Access Person. The Chief Compliance Officer-Adviser ("CCO-Adviser) has determined that all Calvert Associates are deemed to be Access Persons.
    "Advisory Person" means (i) any director, officer, general partner or employee of a Fund or an investment adviser (or of any company in a control relationship to the Fund or investment adviser), who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or investment adviser who normally obtains information concerning current recommendations made to the Fund with regard to the purchase or sale of a Security.
    A security is "being considered for purchase or sale" once a recommendation has been documented, communicated and under serious evaluation by the purchaser or seller. Evidence of consideration may include such things as approved recommendations in current research reports, pending or active order tickets, and a watch list of securities under current evaluation.
    "Beneficial Interest" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

    For purposes of this Code, Beneficial Interest generally extends to accounts in the name of the Access Person and the Access Person's immediate family sharing the same household.

    "Calvert Associate" means an employee of Calvert Group, Ltd. or any of its subsidiaries.
    "Control" has the same meaning as in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that "control" means, among other things, the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.
    "Disinterested Trustee" means a Trustee or Director of a Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.
    "Exchange Traded Fund" or "ETF" is a registered investment company that operates pursuant to an order of exemption from the SEC exempting the ETF from certain provisions of the 1940 Act so that the ETF may issue securities that trade in a secondary market.
    "Fund" or "Funds" means any open-end mutual fund (including any series thereof), bank collective fund, common trust fund, separate account, or other type of account advised or sub-advised by Calvert Asset Management Company, Inc.
    "High Social Impact Securities" mean Calvert Social Investment Foundation Community Investment Notes or other securities held by a Fund pursuant to its High Social Impact Investments program.
    An "Initial Public Offering" or "IPO" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.
    "Investment Personnel" of a Fund or of a Fund's investment adviser means: (1) any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; or (2) any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.
    "PTA System" refers to the Personal Trading Assistant system, administered by SunGard (formerly Dataware Solutions), and implemented to automate the reporting requirements under the Code of Ethics (including processing of pre-clearance requests, quarterly and annual reporting, and annual certifications).
    "Purchase or sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security.
    "Security" means a security defined in Section 2(a)(36) of the 1940 Act: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement; collateral --trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights; any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.
    "Brokerage Account" means an account held at a licensed/registered brokerage firm in which securities are bought and sold (e.g. stocks, bonds, futures, options, and mutual funds).
    "Special Equities Security" means a security held by a Fund pursuant to the Special Equities investments program.

II. Notices
    Obligation to Report Violations: Any Access Person who discovers that another Access Person has violated or apparently violated any provision of this Code of Ethics must promptly report the matter to the CCO-Adviser or designee.
    Your Personal Trading Records Are Subject To Review By Regulators: The SEC and Financial Industry Regulatory Authority ("FINRA")1 have authority to review individuals' personal trading records. It is not unusual in the course of regulatory exams for examiners to interview individuals about their trading activity or potential violations of the Code of Ethics.
    The Legal/Compliance Department Has The Authority To Review Records: The Legal/Compliance Department may also request additional information to complete its compliance review and oversight.
    Your Privacy: Is extremely important and will be held in the utmost confidence, but your reported information is subject to review and action by appropriate personnel such as the CCO-Adviser, CCO-Distributor, and certain members of the Legal/Compliance Department.

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1 NASD and the New York Stock Exchange ("NYSE") regulatory functions merged to create the Financial Industry Regulatory Authority ("FINRA") as the sole self regulatory authority in the securities industry in July 2007 through the consolidation of the NASD and the member regulation, enforcement and arbitration functions of the NYSE. Hereinafter, all previous references to NASD are now references to FINRA.

III. Fiduciary Duty and Confidentiality

Calvert Asset Management Company, Inc. and Calvert Distributors, Inc. (together "Calvert") must keep all information about clients/shareholders (including former clients) in strict confidence, including the client's identity (unless the client has consented), the client's financial circumstances, the client's security holdings, and advice furnished to the client by the firm. As part of and in addition to the Insider Trading Provisions set forth below, in Section XIII. Insider Trading Policy and Procedures, no Calvert Associate shall disclose to persons outside the firm any material nonpublic information about any client, the securities investments made by the firm on behalf of a client, information about contemplated securities transactions, or information regarding the firm's trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

In addition, to ensure that some clients or competitors are not able to receive portfolio information earlier than other clients or competitors and to ensure that the information is no longer material to affect the firm's trading strategies, all Calvert Associates are required to comply with the provisions of the Portfolio Holdings Disclosure Policy.

Further, Calvert Associates are prohibited from disclosing non-public information concerning funds or securities transactions to non-Calvert Associates, except for legitimate business purposes. Any questions about the propriety of information being shared should be directed to the CCO-Adviser.

IV. Prohibited Activities

The Code of Ethics imposes the following general obligations:
    Information concerning the purchase and sale of securities learned in connection with an Access Person's employment is property of the Fund, investment adviser, or employer and may not be used for personal benefit.
    Fiduciary duties mandate suitable investment opportunities be presented first to the Fund, investment adviser, or employer and should not be exercised even after full disclosure for personal benefit.
    Material inside information must be kept confidential and restricts trading of securities.
    Front running, market manipulation and deceptive trading practices are abusive techniques prohibited by these procedures and may result in fines, termination or legal actions by third parties.
    No Calvert Associate may engage in market timing of any of the Calvert Funds, as detailed in the respective Fund prospectus. This prohibition includes Funds held directly with Calvert as well as those held in any account in which the Calvert Associate has Beneficial Interest (including 401(k) accounts).
    Access Persons are prohibited from purchasing Initial Public Offerings ("IPO"), which is a corporation's first offering of stock to the public, including secondary issues of equity and fixed income.1
    Access Persons must not trade in a security with knowledge that the security is being considered for purchase or sale by the Fund, investment adviser, or sub-adviser.
    Access Persons shall not engage in transactions that create a conflict of interest including but not limited to inappropriately making decisions on behalf of a Fund regarding securities or private placements personally owned by the Access Person.

Temps, interns, and consultants at Calvert are subject to this Code of Ethics as they potentially have the same access to information as permanent employees; however, recognizing the short-term nature of this type of placement at Calvert (lasting less than 6 months), temps, interns, and consultants are not subject to the reporting requirements or to using the PTA system per Sections VII and VIII below; but rather, are restricted in their ability to trade securities. Accordingly, temps, interns, or consultants are prohibited from purchasing or selling securities during their tenure with Calvert, unless having received prior written approval from the CCO-Adviser or designee.

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1 FINRA Rule 2790 prohibits FINRA members from selling a "new issue" to any account in which an affiliated person of a FINRA member has a beneficial interest.

V. Pre-Clearance Requirements

Because of the sensitive nature of securities trading, all Access Persons are required to obtain pre-clearance approval from Legal/Compliance for trades in securities and private placements, in accounts in which he or she has Beneficial Interest.* Except as noted below in Section V.B. "Exempted Transactions," no transaction in securities may be effected without the prior approval of the Legal/Compliance Department.

Requests for pre-clearance are made via the PTA system, as discussed further below under Section VII. The PTA system will process the pre-clearance request automatically. If there is a problem, the CCO-Adviser or designee will contact the requester to further discuss the request and determine if it will be approved or denied.

The pre-clearance authorization shall be valid for a period of three (3) business days only. If the order for a Securities transaction is not placed within that period, a new authorization must be obtained.

Those individuals subject to the pre-clearance policy will not be exempt from the general prohibitions listed in the Code or the Policies and Procedures designed to prevent insider trading. The CCO-Adviser or designee will periodically review with the Funds' Board of Directors/Trustees a list of persons who are subject to the pre-clearance policy and the criteria used to select such individuals.

A. Allowable Activities

               1. Private Placements

In the event of a private placement request, the request (submitted via the PTA system), will automatically default to the CCO-Adviser or designee, and the proposed transaction will be approved only after considering, among other facts, whether the investment opportunity should be reserved for a Calvert Fund and whether the opportunity is being offered to the person by virtue of the person's position with the firm (i.e., as Investment Personnel). Investment Personnel who have acquired a Beneficial Interest in a private placement are required to disclose their Beneficial Interest to the CCO-Adviser. If any such Investment Personnel are subsequently involved in a decision to buy or sell a Security from the same issuer for a Fund, then the decision to purchase or sell the Security must be independently authorized by a Portfolio Manager with no personal interest in the issuer.

The Legal/Compliance Department shall maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of private placements.

               2. Investment Clubs

There is no prohibition against joining an investment club. The account must be treated as any other brokerage account. An Access Person who is a member of an investment club is required to pre-clear club transactions. Execution of non-pre-cleared trades made by the investment club will result in a violation for the Access Person. When forming or joining an investment club, the following must be provided to the Legal/Compliance Department:

    A copy of the investment club's bylaws;
    Upon request, any additional information about the investment club, including a list of the members in the club and an indication if any members are employees or associated persons of Calvert or UNIFI; and
    The contact person for the investment club in case of questions.

B. Exempted Transactions

The following transactions are not subject to the pre-clearance requirements:

    The sale and/or purchase of open-end (and Calvert-affiliated) mutual funds, including money market funds;
    The sale and purchase of securities issued by a U.S. Government agency or instrumentality;
    Acquisitions through stock dividend plans, spin-offs or other distributions applied to all holders of the same class of securities (corporate actions);
    Acquisitions through the exercise of rights issued pro rata to all holders (corporate actions);
    Acquisitions through gifts or bequests;
    Trades in any Standard and Poor's ("S&P") Index 500 company; or
    Trades in REITS and variable insurance products.

C. Exceptions from Pre-Clearance Requirements for Discretionary Accounts

An Access Person must provide a written disclaimer of Beneficial Interest, if investment discretion has been granted to a financial advisor, or if there is a blind trust arrangement. In such a situation, once documented, the purchase of a security on behalf of an Access Person, pursuant to this disclaimer, will not be subject to the pre-clearance requirement.

See Section VII below for a general discussion of use of the PTA system in complying with these Pre-Clearance Requirements.

VI. Reporting Requirements

Members of the Legal/Compliance Department will be responsible for notifying all Access Persons about the duty to provide initial/annual holdings reports and quarterly transactions reports to the CCO-Adviser. An Access Person1 who is identified and notified by the Legal/Compliance Department as having to comply with this Section shall provide the following information to the CCO-Adviser:
    Initial/Annual Holdings Report

No later than 10 days after the person is notified that he or she has become an Access Person, and annually thereafter, s/he must report their securities holdings to the CCO-Adviser, using the PTA system. Any reports of initial/annual holdings that are not submitted by the date they are due may be considered late and reported as violations of the Code of Ethics. Any report of initial/annual holdings shall contain the following information:
      The title, number of shares, and principal amount of each Security in which the Access Person has any direct or indirect Beneficial Interest;
      The name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

The initial report of information made pursuant to this Section must be current as of a date not more than 45 days prior to the date the person becomes an Access Person. The information reported annually must be current as of a date not more than 45 days before the report is submitted.

An Access Person can satisfy the initial or annual holdings report requirement by timely filing and dating a copy of a securities account statement listing all his or her securities holdings, if the statement provides all the information required (as noted above). If the Access Person has previously provided such statement to Legal/Compliance Department or has been supplying brokerage confirms for all securities transactions and compliance has maintained them as a composite record containing all the requisite information, the Access Person can satisfy the initial or annual holdings report requirement by timely confirming the accuracy of the statement or composite in writing, and by completing the required certifications within the PTA system.

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1 Disinterested Directors and/or Trustees of the Calvert Funds and/or Calvert Group, Ltd. subsidiaries, serving solely in their role on the Board are excluded from the reporting requirements under this Code, since they are not involved in, nor have any control over, the day-to-day operations and investment activities of the Advisor, the Distributor or the Funds, and do not have access to any nonpublic information.

    Quarterly Transaction Reports

To ensure that abusive or unethical trading practices are not conducted by Access Persons, Access Persons are required to have duplicate brokerage and confirmation statements submitted to the CCO-Adviser (via U.S. Mail or electronically through the PTA system). Duplicate confirmations and statements are required for any Access Person's account or an account over which the Access Person has custody, control or Beneficial Interest. Access Persons must provide the Legal/Compliance Department with information about the location of such brokerage accounts and the CCO-Adviser designee will send a letter requesting duplicate confirmations and account statements.

No later than 30 days after the end of a calendar quarter, each Access Person must submit a quarterly transaction report of purchases and/or sales of securities in which such Person has a direct or indirect Beneficial Interest. The report shall contain the following information:
    The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;
    The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
    The price of the Security at which the transaction was effected;
    The name of the broker, dealer or bank with or through which the transaction was effected; and

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:
    The name of the broker, dealer or bank with whom the Access Person established the account;
    The date the account was established; and

The report may contain a disclaimer of Beneficial Interest by the person making the report.

An Access Person need not make a separate Quarterly Transaction Report, if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, investment adviser or principal underwriter, with respect to the Access Person in the time period required above, if all of the information required by paragraphs (A) and (B) of this section is contained in the broker trade confirmations or account statements, or in the records of the Fund, investment adviser or principal underwriter.
    Exceptions From Reporting Requirements

An Access Person need not make a report under paragraphs (A) or (B) of this Section for the following:
    Transactions effected pursuant to an automatic investment plan;
    Transactions effected for, and securities held in, any account over which the Access Person has no direct or indirect influence or control; and
    Transactions in non-Calvert affiliated open end mutual funds and all money market funds.

D. Excepted/Non-Reportable Securities

The following transactions are not subject to the reporting requirements:

    Transactions and holdings in direct obligations of the Government of the United States.
    Money market instruments -- bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.
    Shares of money market funds.
    Transactions and holdings in shares of non-Calvert affiliated open-end investment companies.
    Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

E. Annual Certification of Compliance

All Calvert Associates are required to certify annually that they:
    With Respect to the Code of Ethics:

    a. Have received the Code of Ethics;

    b. Have read the Code of Ethics;

    c. Understand the Code of Ethics;

    d. Have complied with the provisions of the Code of Ethics;

    Have disclosed all Brokerage Accounts; and
    Have disclosed all securities owned.

Annually the Legal/Compliance Department will contact all Calvert Associates for certification of compliance with the Code of Ethics and Insider Trading Policy and Procedures, as well as certification to the completeness of his/her financial records, as captured by the PTA system; to be submitted via the PTA system within the proscribed time period imposed by the CCO-Adviser.

See Attachment A for an Overview of the Reporting and Pre-Clearance Requirements per Security Type.

VII. Access Person Use of Personal Trading Assistant (PTA) System

Calvert has implemented the Personal Trading Assistant (PTA) system, through which each Access Person reports his/her financial holdings. PTA is an automated reporting process, through which brokerage statements and confirmations are submitted electronically, thereby allowing several screens to be run on each securities transaction to confirm that there have been no compliance violations.

An account is opened for each Access Person in the PTA system, and each Access Person receives one-on-one training on using the system. Within 10 days of employment at Calvert, such person will receive an e-mail providing him/her with a temporary login name and password. Each person then must log onto the system and certify to the Code of Ethics. In addition, within the next ten (10) days, the Access Person is required to provide the CCO-Adviser or designee with a manual record of his/her financial holdings so that the Compliance Department may then work with the Access Person's brokerage firm (as applicable) to arrange for electronic downloads directly into the PTA system. The Access Person will then be asked to certify to the completeness of his/her financial records, as captured by the PTA system.

Each Access Person must certify his/her compliance with the Code of Ethics annually, as well as annually certify to the correctness of the securities holdings as submitted through the PTA system.

Each Access Person must also submit a pre-clearance request for any political contribution that s/he desires to make through the PTA system.

Note: Each Access Person, whether s/he has a brokerage account and submits pre-clearance requests or not, has an account established for him/her and is required to complete the three certifications (Code of Ethics, Brokerage Account, and Securities Holdings).

All Pre-Clearance Requests (per Section V above), Reports of Initial and Annual Holdings (per Section VI above) and Political Contribution Pre-Clearance Requests (per Section IX below), are to be submitted via the PTA system.

VIII. Directorships

A. General Rule

Access Persons may serve on the Board of Directors of a publicly held or private for-profit company, provided prior written approval is granted by Calvert Group, Ltd. pursuant to its procedures set forth below.

B. Application to Serve on a Board

Access Persons may request to serve as a director of a publicly traded or private for-profit company. These requests shall be made in writing to the General Counsel (Access Person' manager's approval must first be granted before General Counsel's review) for review and processing. See Attachment B for standard report.

C. Subsequent Investment Management Activities

Whenever an Access Person is granted approval to serve as a director of a publicly-traded or private for-profit company, he or she shall personally refrain from participating in any deliberation, recommendations, or considerations of whether or not to recommend that any securities of that company be purchased, sold or retained in the investment portfolio of any Calvert Group Fund or Calvert Asset Management Company, Inc. managed account.

If any Access Person serves on the board of directors of a publicly-traded company, all orders for the purchase or sale of such company's securities must be pre-cleared using the PTA system as prescribed by the CCO-Adviser or designee.

IX. Political and Charitable Contributions

All Calvert Associates are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. In addition, Access Persons shall not consider any Calvert subsidiary's current or anticipated business relationships as a factor in soliciting political or charitable donations.

In addition, all Calvert Associates are required to comply with the MSRB Rules (specifically MSRB Rule G-37, the "Pay For Play Rule"), limiting political contributions by municipal finance professionals to officials for which they are eligible to vote. Currently, contributions of up to $250 per election are permitted if the contributions are made by a municipal finance professional eligible to vote for that official.

In order to ensure that no Calvert Associate makes a political contribution that could appear to be a pay-to-play situation, each Associate is required to pre-clear each political contribution via the PTA system.

See Section VII above for a general discussion of use of the PTA system in complying with these Political Contribution Pre-Clearance Requirements.

X. Gifts, Entertainment and Favors

Access Persons must not make business decisions that are influenced or appear to be influenced by giving or accepting gifts, entertainment or favors. Access Persons are prohibited for receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of Calvert. No Access Persons may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of Calvert without pre-approval by the CCO-Adviser. See separate Gifts and Entertainment Policies and Procedures.

XI. Review and Enforcement

A. Review

Statements and confirmations, or any related reportings made via the PTA system, will be periodically reviewed by the CCO-Adviser or designee(s) for any pattern of transactions involving parallel transactions (portfolio and individual either buying or both selling the same security). Among the factors that will be considered in the analysis of whether any provision of the Code has been violated will be the number and dollar value of the transactions, the trading volume of the securities in question, the length of time the security is held by the individual and the individual's involvement in the investment process. While the focus of this procedure of the Code is on "patterns," it is important to note that a violation could result from a single transaction if the circumstances warrant a finding that the underlying principles of fair dealing have been violated. The CCO-Adviser or designee(s) will similarly review the personal securities holdings reports provided to the CCO-Adviser.

Annually, the Legal Department will prepare a written "Issues and Certification Report" and provide such Report to each Fund's Board of Directors/Trustees describing any issues that have arisen under this Code of Ethics or its procedures since the last report (including information about material Code of Ethics or procedure violations and sanctions imposed in response to those violations), and certifying to each Board that the adopted Code of Ethics and its procedures provide reasonably necessary measures to prevent investment personnel from violating the Code and applicable procedures.

The Code of Ethics and any material changes to its provisions and/or procedures must be approved by a majority of each Board, including a majority of the Disinterested Directors.

B. Violations

Any failure to comply with any of the requirements, restrictions, or prohibitions of the Code may be subject to sanctions imposed by the CCO-Adviser or the General Counsel. If warranted, either the CCO-Adviser or the General Counsel may independently take appropriate actions to enforce the Code.

Upon learning of a potential deviation from, or violation of the Code, the CCO-Adviser or designee will review and investigate the matter. The CCO-Adviser or designee, at his/her discretion, may present the matter to the General Counsel or each Board for further review, investigation and evaluation. The CCO-Adviser or designee will present all material violations of the Code to the Boards. The CCO-Adviser and/or General Counsel, upon review and investigation, will either conclude that there was no violation or deviation from the Code, or will impose, at their discretion (after consultation with Access Person's manager and Calvert Chief Executive Officer), sanctions commensurate to the infraction.

C. Enforcement

The sanctions imposed by the CCO-Adviser or General Counsel will vary depending on the assessment of the CCO-Adviser or General Counsel, as applicable, of the seriousness of the violation and the intent of the party involved.

The CCO-Adviser or General Counsel may impose any or all of the sanctions below, or any other sanctions deemed appropriate, including termination, immediately and without notice, if it is determined that the severity of any violation or violations warrants such action. Any sanctions imposed upon a person will be documented in such person's personal trading file maintained by Calvert. The Chief Executive Officer must also approve sanctions involving termination or monetary penalties

The following is a list of sanctions that may be imposed on persons who fail to comply with the Code of Ethics. This list is not intended to be an exhaustive or exclusive list of sanctions; any sanctions imposed will depend on the nature of the violation. Some of the sanctions, which may be imposed, are:
    memorandum of reprimand which outlines the violation of the Code;
    in-person meeting with the CCO-Adviser or General Counsel to discuss compliance with the Code;
    disgorgement of profits;
    letter of censure;
    fines;
    withholding of bonus;
    suspension;
    termination of employment; and
    notification to appropriate governmental, regulatory and/or legal authorities.

XII. Recordkeeping

A. Record Retention

The following records shall be maintained in the manner and to the extent set forth below, and shall be made available for appropriate examination by representatives of the Securities and Exchange Commission:
    A copy of this Code and any other Code which is, or at any time within the past five years has been, in effect, shall be preserved in an easily accessible place;
    A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred;
    A copy of each report made pursuant to this Code by any Access Person shall be preserved by each Fund for a period of not less than five years from the end of the fiscal year in which it was made, the first two years in an easily accessible place; and
    A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

B. Confidentiality of Records and Reports

All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except as regards to appropriate examinations by representatives of the Securities and Exchange Commission or other governmental or regulatory authorities.

XIII. Insider Trading Policy and Procedures

A. Scope of Policy Statement

This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by all Access Persons.

The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to an attorney in the Calvert Group Legal Department. You must also notify an attorney in the Legal Department if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

B. Policy Statement on Insider Trading

Calvert forbids any officer, director\trustee or employee from trading, either personally or on behalf of others, including mutual funds managed by Calvert, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." Calvert's policy applies to each Fund, its investment advisor, its principal underwriter, and every officer, director and employee thereof, and extends to activities within and outside their duties at Calvert. Every officer, director, trustee and employee must read and retain this policy statement. Any questions regarding Calvert's policy and procedures should be referred to an attorney in the Calvert Legal Department. An officer, director, trustee or employee must notify an attorney in the Legal Department immediately if they have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(1) trading by an insider, while in possession of material nonpublic information; or

(2) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

(3) communicating material nonpublic information to others.

i. Who is an Insider?

The concept of "insider" is broad. It includes officers, directors, trustees and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Calvert may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

ii. What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. "Material Information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors, trustees and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the Wall Street Journal's Heard on the Street column.

It is conceivable that similar advance reports of securities to be bought or sold by a large, influential institutional investor, such as a Fund, may be deemed material to an investment in those portfolio securities. Advance knowledge of important proposed government regulation, for example, could also be deemed material information regarding companies in the regulated industry.

iii. What is Nonpublic Information?

Information is nonpublic until it has been disseminated broadly to investors in the market place. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones "tape" or the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely

C. Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:
    civil injunctions;
    treble damages;
    disgorgement of profits;
    jail sentences;
    fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
    fines for the employer or other controlling person of up to the greater of $1,000,000, or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Calvert, up to and including dismissal of the persons involved.

D. Identifying Inside Information

Before a Calvert Associate executes any trade for him/herself or on behalf of others, including investment companies managed by Calvert, in the securities of a company about which the employee may have potential inside information, the following questions should be considered:

(1) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

(2) Is the information nonpublic? How was the information obtained? To whom has this information been provided? Has the information been disseminated broadly to investors in the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation? Is it on file with the Securities and Exchange Commission?

If, after consideration of the above, it is found that the information is material and nonpublic, or if there are questions as to whether the information is material and nonpublic, the following steps should be taken:

(1) Report the matter immediately to the CCO-Adviser or an attorney in the Legal Department.

(2) The securities should not be purchased or sold by the officer, director, trustee or employee for him/herself or on behalf of others, including investment companies managed by Calvert.

(3) The information should not be communicated inside or outside Calvert, other than to the Legal Department.

(4) After the issue has been reviewed, the Legal Department will instruct the officer, director, trustee, or employee as to whether to continue the prohibitions against trading and communication, or allowing the trade and communication of the information.

E. Contacts with Public Companies

For Calvert, contacts with public companies represent an important part of our research efforts. Calvert may make investment decisions on the basis of the firm's conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Calvert employee or other person subject to this Policy Statement becomes aware of material, nonpublic information. This could happen, for example, if a company's chief financial officer prematurely discloses quarterly results to an analyst or an investor relation representative makes a selective disclosure of adverse news to a handful of investors. In such situation, Calvert must make a judgment as to its further conduct. For the protection of the company and its employees, the Legal Department should be contacted if an employee believes that he/she has received material, nonpublic information.

F. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Calvert employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

XIV. Education

Another aspect of Calvert's compliance procedures will be to keep Calvert personnel and other Access Persons informed. This section of the Code of Ethics serves as a basic primer on what constitutes inside information.

All new employees will be given a copy of this statement and will be required to read it and agree to its conditions. All employees will be required to confirm their understanding and acknowledgment of the statement on an annual basis.

Attachment A

Securities Reporting for Access Persons
This chart indicates which securities must be initially and annually reported and pre-cleared	Is Reporting Required?	Is Pre-clearance Required?
American Depositary Receipts/Shares/Units (ADRs/ADSs/ADUs)	YES	YES (against underlying security and ADR/ADU)
Annuities -- Fixed (other than market value adjusted annuities	NO	NO
Annuities -- Variable and Market value adjusted annuities	YES Report Underlying Securities	NO
Bonds and other debt instruments, including but not limited to Corporate, Municipal, Closely Held	YES	YES
Bonds and other direct debt instruments of the U.S. Government: (e.g., Treasury notes, bills, bonds or STRIPS), and U.S. Guaranteed or of federally sponsored enterprises (FHLMC, FNMA, GNMA, etc.)	YES	NO
Bonds - convertible	YES	YES

Bank certificates of deposit, Savings Certificates, checking and savings accounts and money market accounts. bankers' acceptances, commercial paper and high quality short-term debt instruments, including repurchase agreements.

	NO	NO
Currency Accounts	YES	YES
Derivatives (DECS, ELKS, PRIDES, etc.)	YES	YES (against both underlying stock & derivative)
Exchange Traded Funds (ETFs)	YES	YES
Futures: commodity, currency, financial, or stock index	YES	YES
Index Securities - (e.g., S&P 500, SPDRS/SPY, Diamonds/DIA, Cubes/QQQ, Exchange Traded Funds, Holders Trusts, Power Shares)	YES	YES
Initial Public Offerings (IPOs)	See "Stocks-Public Offerings"
Interests in 529 Plans with Calvert affiliated Mutual Funds	YES	NO
Interests in 529 Plans with non-Calvert affiliated Mutual Funds	NO	NO
Life Insurance (variable)	YES Report underlying securities	NO
Limited Offerings / Private Placements -- Equity and Fixed Income	YES	YES
Limited Partnerships	YES	YES
Limit Order	YES	YES
Managed or wrap accounts if individual securities held and investor has ability to exercise trading discretion.	YES	YES
Managed or wrap accounts if individual securities held and investor does not have ability to exercise trading discretion.	YES	NO
Managed or wrap accounts if individual securities not held.	YES	NO
Open End Calvert affiliated Mutual Funds	YES	NO
Open End Non-Calvert Affiliated Mutual Funds	NO	NO
Closed End Funds, including registered fund of hedge funds	YES	YES
Options on stocks	YES	YES
Options: exercise of option to buy or sell underlying stock	YES	NO
Options on futures and indices (currency, financial, or stock index)	YES	YES
REITS (Real Estate Investment Trusts)	YES	NO
Stocks: common or preferred	YES	YES
Stocks: convertible preferred	YES	YES
Stocks: short sales	YES	YES (unless listed on S&P 500 Index)
Stocks (owned: corporate actions) -- exchanges, swaps, mergers, tender offers	YES	NO
Stocks -- public offerings (initial OR secondary)	NO-PROHIBITED	NO-PROHIBITED
Stocks -- Rights or warrants acquired separately	YES	YES
Treasury Inflation Protected Securities (TIPS)	YES	NO
Unit Investment Trusts (UITs)	YES	NO
Foreign Currency Transactions	YES	NO
Automatic Investment Plans	YES	NO
Automatic Dividend Reinvestment	YES	NO
Automatic Stock Purchase Plan Acquisitions	YES	NO
Offshore Funds	YES	NO

ATTACHMENT B

Report of Directorship/Relationship Involvement

The Code of Ethics requires prior disclosure, and at least annual disclosure thereafter, of your involvement as an Officer, Board of Director member, Trustee, Executive Member, or Controlling Person in any Business Venture including, but not limited to, investment organizations, including investment clubs. Please complete a separate report for each Directorship/Relationship that you are involved with addressing the following questions.

In addition, if your spouse, domestic partner or any immediate family member subject to your financial support is an Officer, Board of Director Member, Trustee, or Executive Member of a publicly traded company, please complete a copy of this report on their behalf to disclose each position.

1. Name of Company/Organization: __________________________________

2. Type of Company/Organization: ___________________________________

3. Name of Person involved: ______________________________________

4. Position: _______________________________________________________

5. Start Date of Affiliation: _________________________

6. Is this publicly traded company?               Yes               No

If yes, symbol:_______________________

7. Are you compensated for your involvement?                Yes               No

How:___________________________________________________

8. Do you have any investment responsibilities on behalf of the company?

                              Yes               No

9. Provide a description of your role and responsibilities ______________________

________________________________________________________________________________________________________________________________________________________________________________________________________________________

____________________________	________________________
Access Person name	Compliance Date

___________________________________	_________________
Access Person Signature	Date